Filed pursuant to Rule 424(b)(7)
Registration No. 333-163914

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 17, 2011)

SL Green Realty Corp.

Common Stock

____________

This prospectus supplement supplements and amends the prospectus dated December 22, 2009, as amended and restated on June 17, 2011, and as amended by the prospectus supplement, dated January 7, 2011, relating, in part, to the resale from time to time of up to 4,020,354 shares, or the registrable shares, of our common stock, par value $0.01 per share, by persons who receive such shares in exchange for the 3.00% Exchangeable Senior Notes due 2017, or the notes, issued by our operating partnership, SL Green Operating Partnership, L.P., in a private placement on October 12, 2010.

This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The section entitled “Selling Stockholders” in the prospectus is hereby amended by the addition of the information set forth in the table below with respect to the shares of our common stock that may be issued to the selling stockholders upon exchange or redemption of their notes.  Pursuant to this prospectus supplement, we are registering the resale of an additional 144,499 shares of common stock by HBK Master Fund, L.P.  We had previously registered the resale of 251,709 shares of common stock by such selling stockholder in a prospectus supplement dated January 24, 2012.  In addition, we are registering the resale of 672,972 shares of common stock by Hudson bay Master Fund Ltd.  Accordingly, the number of shares of common stock that may be offered from time to time by “All other holders of notes or future transferees of such holders” in the prospectus is reduced by 817,471 shares, in aggregate.

Name of Selling Stockholder	Number of shares owned before the offering	Number of shares offered hereby(1)	Number of shares owned after the offering(2)	Percentage of shares owned after the offering (2)(3)

HBK Master Fund L.P.* (4)	396,208	396,208	—	—
Hudson Bay Master Fund Ltd (5)	672,972	672,972	—	—
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*
The selling stockholder is an affiliate of a registered broker-dealer. The selling stockholder has represented that it acquired its securities in the ordinary course of business and in the open market, and, at the time of the acquisition of the securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(1)
Represents the maximum number of shares of our common stock issuable in exchange for all of the selling stockholders’ notes, based on the initial exchange rate of 11.6532 shares of our common stock per $1,000 principal amount of the notes. This exchange rate is, however, subject to adjustment. As a result, the number of shares of our common stock issuable upon exchange of the notes, if any, may increase or decrease in the future.

(2)	Assumes the selling stockholders sells all of their shares of common stock offered pursuant to this prospectus supplement.

(3)	Based on a total of 86,368,447 shares of our common stock outstanding as of February 15, 2012.

(4)
HBK Investments L.P., a Delaware limited partnership, has shared voting and dispositive power over these shares pursuant to an Investment Management Agreement between HBK Investments L.P. and HBK Master Fund L.P.  HBK Investments L.P. has delegated discretion to vote and dispose of these shares to HBK Services LLC.  The following individuals may be deemed to have control over HBK Investments L.P. and HBK Services LLC: Jamiel A. Akhtar, Richard L. Booth, David C. Haley and William E. Rose.  The registered address of HBK Services LLC is 2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201.

(5)
Hudson Bay Capital Management, L.P., the investment manager of Hudson Bay Fund LP, has voting and investment power over these shares. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management, L.P.  Sander Gerber disclaims beneficial ownership over these shares. The registered address of Hudson Bay Capital Management, L.P. is 777 Third Avenue–30th Floor, New York, New York 10017.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement, dated January 7, 2011,  page 3 of the prospectus and page 10 of our most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 9, 2012.